EXHIBIT 10.1

TRUST AGREEMENT

This Trust Agreement (the “Agreement”), is being entered into as of February 25, 2011, by and between MediaNet Group Technologies, Inc., a Nevada corporation (the “Company”) and BATISTA GUERRA Y ASOCIADOS, solely in their capacity as trustee (the “Trustee”).

WHEREAS, the Company would like to provide the investors in DubLi.com, LLC (the “DubLi.com Beneficiaries”) and various employees of Lenox Resources, LLC (the “Lenox Beneficiaries,” and together with the DubLi.com Beneficiaries, the “Beneficiaries”) a significant ownership interest in the Company since:  (i) virtually all of the DubLi.com Beneficiaries are former business associates of DubLi.com, LLC and current business associates of DubLi Network, Ltd; (ii) virtually all of the Lenox Beneficiaries have been and are currently employees or consultants of the Company, (iii) notwithstanding the financial failure of DubLi.com, LLC, the Company believes that the DubLi.com, LLC business associates assisted the Company build brand awareness for the DubLi.com trade name; and (iv) consistent with many of their expectations, the Company likes the Beneficiaries to have a significant ownership interest in the entity which owns and is further developing the DubLi.com brand;

WHEREAS, the Company hereby proposes to transfer an aggregate of 63,393,933 restricted shares of the Company’s common stock (the 62,679,116 shares proposed to be issued to the DubLi.com Beneficiaries are individually referred to as the “DubLi Shares”; the 714,817 shares proposed to be issued to the Lenox Beneficiaries are individually referred to as the “Lenox Shares”; and together the DubLi Shares and the Lenox Shares are referred to as the “Loyalty Shares”) to a trust (the “Trust”)

WHEREAS, the Trust, after a holding period and certain conditions are met, will transfer the Loyalty Shares to the Dubli.com Beneficiaries and the Lenox Beneficiaries (the “Two Step Transfer”);

NOW, THEREFORE, in consideration of the mutual agreements of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and affirmed, the parties hereby agree as follows:

ARTICLE I

DECLARATION OF TRUST

1.1           Grant of Loyalty Shares.  On March 28, 2011 (the “Initial Transfer Date”), the Company shall grant, assign, transfer, convey, deliver and set over the Loyalty Shares to the Trustee to be held subject to the terms and provisions set out below.  The Company shall cause its transfer agent to issue to the Trust a stock certificate evidencing the Loyalty Shares.  Upon the transfer of the Loyalty Shares to the Trust, and except as otherwise provided herein, such Loyalty Shares will be assets of the Trust, and the Trust shall have the sole and exclusive right, title and interest in and possession of such Loyalty Shares.

1.2           Acceptance by Trustee.  The Trustee hereby accepts and confirms the following: (a) the appointment to serve as Trustee; (b) the transfer of the Loyalty Shares, and all right, title and interest therein, to the Trust; and (c) the obligations and duties imposed on him by this Agreement.  The Trustee agrees to receive, hold and distribute the Loyalty Shares in accordance with the terms and provisions set forth herein.

1.3           Name.   The trust created pursuant to the terms hereof shall be known as the “DubLi.com and Lenox Trust” and shall be referred to herein as the “Trust.”

1.4           Trust assets.  The entirety of the Loyalty Shares shall constitute the assets of the Trust.

1.5           Purpose of the Trust.  The objective of the Trust is to:  (a) accept and place all Loyalty Shares into the Trust; (b) keep and hold the Loyalty Shares during the Restricted Period (defined below); and (c) after the Restricted Period, transfer the Loyalty Shares to the Beneficiaries and/or the Company, all in accordance with the terms and provisions of this Agreement.  The Trust has no objective to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the sole purpose of the Trust.  It shall not be the objective or purpose of this Trust to, and the Trustee shall have no authority to, conduct any business activity except as reasonable and necessary to, and consistent with, the consummation of the transactions contemplated by the Share Transfer Agreement dated February 25, 2011 entered into by and between the Company, DubLi.com, LLC and Michael Hansen (the “Share Transfer Agreement”), attached hereto as Annex A.

1.6           Beneficiaries.  On or before the Initial Transfer Date, the Company shall identify to the Trustee the names and contact information of each of the Beneficiaries and the number of Loyalty Shares expected to be transferred to each Beneficiary after the Restricted Period.  No Beneficiary shall have any right, title or interest of any kind in the Loyalty Shares until such time, if ever, that the Trustee transfers Loyalty Shares to the subject Beneficiary in accordance with the terms of the Trust.

ARTICLE II

TERMINATION OF TRUST

2.1           Maximum Term.  The Trust shall terminate no later than the date that is three months following the end of the Restricted Period; provided, however, that, if necessary to accomplish the purpose of the Trust, the Trustee may, in its sole discretion, extend the term of the Trust for up to an additional six (6) months.

2.2           Winding Up and Discharge of the Trustee.  For purposes of winding up the affairs of the Trust at its termination, the Trustee shall continue to act as Trustee until his duties have been fully discharged.  After doing so, the Trustee, his agents, professionals and employees, if any, shall have no further duties or obligations hereunder, except as required by this Agreement or applicable law concerning the termination of a trust.

ARTICLE III

OBLIGATIONS OF THE TRUSTEE

3.1          Initial Notice to Beneficiaries.  Within thirty (30) calendar days of the Initial Transfer Date, the Trustee shall provide each Beneficiary notice via electronic mail of the transactions contemplated by the Share Transfer Agreement.

3.2          Obligations During the Restricted Period.  Commencing on the Initial Transfer Date and continuing until March 28, 2012 (the “Restricted Period,”) the Trust shall hold and not transfer the Loyalty Shares.  During the Restricted Period, and the three months immediately thereafter, the Trust and the Trustee shall not:

(a)            acquire or attempt to acquire additional common stock or other securities of the Company;

(b)           vote the Loyalty Shares for any reason;

(c)           enter into any form of voting agreement to vote other shares of common stock of the Company or to allow another person to vote the Loyalty Shares;

(d)           influence or attempt to influence the votes of other shareholders of the Company;

(e)           propose nominees to the Company’s board of directors or solicit proxies with respect to the election of directors;

(f)           voluntarily pledge, encumber or in any other way subject the Loyalty Shares to any form of liens or security interests of any kind;

(g)           incur indebtedness of any kind, including but not limited to (a) any indebtedness for borrowed money and obligations, (b) any obligations evidenced by notes, bonds, debentures or similar instruments and (c) any indebtedness referred to in clauses (a) and (b) above secured by any lien upon or in property owned or held by the Trust, even though the Trust has not assumed or become liable for the payment of such indebtedness; nor

(h)           influence or control or attempt to influence or control, directly or indirectly, the direction of the management, policies or affairs of the Company.

3.3          Beneficiary Representation Affidavit; Information Memorandum.

(a)           At least sixty (60) calendar days prior to the end of the Restricted Period, the Trustee shall use its commercially reasonable efforts to provide to each Beneficiary via electronic mail: (i) a Beneficiary Representation Affidavit (the “Affidavit”), the form of which is attached hereto as Annex B; and (ii) an information memorandum that includes all of the information the Company would then be required to be provided to a non-accredited investor pursuant to Rule 502 promulgated pursuant to the Securities Act if the Loyalty Shares were being sold for cash at then prevailing market prices (the “Information Memorandum”).

(b)           In order for any individual Beneficiary to receive a portion of the Loyalty Shares, such investor will be required to complete and execute an Affidavit and return such Affidavit to the Company at least fifteen calendar days prior to the end of the Restricted Period.

3.4          Transfer to Beneficiaries.

(a)           Subject in all cases to Section 3.4(b) below, on the first business day following the end of the Restricted Period (the “Final Transfer Date”), the Trustee shall, subject to the terms and conditions set forth herein, use its commercially reasonable efforts to, subject to any applicable law, (i) transfer to each Beneficiary such number of Loyalty Shares as are identified to the Trust by the Company; (ii) to evidence such transfer, cause the Company’s transfer agent to, in either certificated or book entry form, issue such number of Loyalty Shares as are identified to the Trust by the Company; and (iii) if requested, issue such shares free of any restrictive legends.

(b)           In the event that (i) notwithstanding the Trustee’s good faith efforts to contact and provide each Beneficiary in accordance with the terms of this agreement, any Beneficiary does not complete, execute and return the Affidavit at least fifteen calendar days prior to the end of the Restricted Period, (ii) the Trustee believes, or is notified by the Company that the Company believes, the transfer of Loyalty Shares to any Beneficiary would not be in compliance with any applicable law and/or such compliance with any applicable law may not be readily demonstrated, or (iii) the Trustee receives, or is notified by the Company that it has received, comments from the SEC or any other comparable foreign or U.S. State regulator with respect to the transactions contemplated by this agreement (other than comments that are resolved to the satisfaction of the Trustee and the Company, in their respective sole and absolute discretion), then the Loyalty Shares that otherwise would have been transferred to such Beneficiary shall, subject to the Company’s written waiver otherwise, be: (i) immediately returned to the Company free and clear of all liens; and (ii) cancelled.

ARTICLE IV

POWERS AND DUTIES OF THE LIQUIDATING TRUSTEE

4.1          Duties of Trustee.  The Trustee shall have such duties and responsibilities as are specified in this Agreement.

4.2          Authority of Trustee.  The Trust and the Trustee, as the representative of the Trust, shall be vested with all right, title and interest in and to the Loyalty Shares.  The Trustee shall have the authority and be empowered to take all steps necessary to consummate the Two Step Transfer of the Loyalty Shares in accordance with the terms and provisions of this Agreement.  In addition to the foregoing, the Trustee’s powers, duties, responsibilities and obligations shall include the following:

(a)           to act as Trustee under this Agreement;

(b)           to receive and hold the Loyalty Shares during the Restricted Period;

(c)           to object to the transfer of Loyalty Shares to any individual Beneficiary who fails to complete, execute and return the Affidavit at least fifteen calendar days prior to the end of the Restricted Period;

(d)           to transfer the Loyalty Shares to the any individual Beneficiary in accordance with the terms and provisions contained in this Agreement

(e)           to prepare and file such tax reports and returns as may be required by federal, state or local taxing authorities;

(f)           to pay all expenses and make other necessary payments relating to the holding of the Loyalty Shares during the Restricted Period;

(g)           to take any and all other actions reasonably necessary or desireable to implement or consummate the Two Step Transfer; and

(h)           to exercise all powers and rights, and take all actions contemplated by or provided for under this Trust Agreement.

4.3          Register of Beneficiaries.  The Company shall provide the Trustee with a register (the “Register”) of the number of Loyalty Shares expected to be transferred to each Beneficiary and the names, addresses of such Beneficiaries as of the close of business on the Initial Transfer Date.  Thereafter, the Register will be maintained by the Trustee, and changes thereto will be made upon written notice by the Company submitted to the Trustee.  The Trustee shall not be liable for relying on the accuracy of the Register, provided that the Trustee has properly maintained the Register in accordance with this Agreement.

ARTICLE V

LIABILITY OF LIQUIDATING TRUSTEE

5.1          Appointment.  The Trustee is BATISTA GUERRA Y ASOCIADOS, solely in his capacity as Trustee of the Trust and not otherwise.

5.2          Resignation.  The Trustee may resign by giving not less than sixty (60) days’ prior written notice thereof to the Company; provided, however, that such resignation shall not become effective until the appointment of a successor Trustee in accordance with Section 5.4 hereof.

5.3          Removal.  At any time the Company may remove the Trustee for cause.  For purposes of this Section 5.3, “cause” shall include, but not be limited to:  (i) an act of fraud, embezzlement, or theft in connection with the Trustee’s duties or in the course of his employment in such capacity, (ii) the intentional wrongful damage to the Trust assets, or (iii) gross negligence by the Trustee in connection with the performance of his duties under this Agreement.  If a Trustee is removed pursuant to this Section 5.3, the Trustee shall continue to serve until a successor Trustee is appointed, and such appointment becomes effective, in accordance with Section 5.4 hereof.  If the Trustee is unwilling or unable to serve (i) by virtue of his inability to perform his duties under this Agreement due to death, illness, or other physical or mental disability, or (ii) for any other reason whatsoever other than for “cause,” subject to a final accounting, such Trustee shall be entitled to all accrued but unpaid fees, expenses, and other compensation, to the extent incurred, arising or relating to events occurring before his removal or resignation, and to any out-of-pocket expenses reasonably incurred in connection with the transfer of all powers and duties and all rights to any successor Trustee.

5.4          Appointment of Successor Trustee.  In the event of a vacancy by reason of the death or immediate removal of the Trustee or prospective vacancy by reason of resignation or removal, the Company shall have the right to nominate the successor Trustee.  Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company an instrument accepting such appointment subject to the terms and provisions hereof.  The successor Trustee, without any further act, shall become vested with all the rights, powers and duties of the Trustee; provided, however, that no Trustee shall be liable for the individual acts or omissions of any prior or later Trustee.

5.5          Continuity.  The death, resignation or removal of the Trustee shall not terminate the Trust or invalidate any action theretofore taken by the Trustee, and the successor Trustee agrees that the provisions of this Agreement shall be binding on and inure to the benefit of each successor Trustee and all his heirs and legal and personal representatives, successors or assigns.  In the event of the resignation or removal of the Trustee, such Trustee shall (i) execute and deliver by the Initial Transfer Date of his resignation or removal such documents, instruments and other writings as may be reasonably required to effect the termination of such Trustee’s capacity under this Agreement and (ii) assist and cooperate in effecting the assumption of such Trustee’s obligations and functions by the successor Trustee.

5.6          Compensation.  The Trustee shall be paid a setup fee of US$ 150. For additional services, the Trustee shall be compensated on an hourly basis based on his normal and customary rates for such services and shall be entitled to reimbursement of expenses incurred.  Any accountants, attorneys, financial advisors, consultants, or other professionals retained or utilized by the Trustee (the “Trust Professionals”) shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred.  Compensation of the Trustee and the Trust Professionals shall be paid by the Company.  Any successor Trustee shall receive such reasonable compensation and reimbursement of expenses in the same manner as the initial Trustee.

5.7          Indemnification.  The Company shall indemnify and hold harmless the Trustee and the Trust against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to, attorneys’ fees, arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Agreement and the consummation of the Two Step Transfer, provided that the foregoing indemnity shall not be available (i) with respect to any act of omission constituting gross negligence or willful misconduct of the Trust or Trustee, (ii) in the event of a breach of this Agreement by the Trust or Trustee; or (iii) for any act of fraud or breach of trust.

5.8          Reliance by Trustee.  The Trustee may rely, and shall be fully protected in acting or refraining from acting if he relies, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document that the Trustee reasonably believes to be genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies, e-mails and telexes, to have been sent by the proper party or parties, and the Trustee may conclusively rely as to the truth of the statements and correctness of the opinions expressed therein.  The Trustee may consult with counsel and other professionals with respect to matters in their area of expertise, and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or not taken by the Trustee.  The Trustee shall be entitled to rely upon the advice of such professionals in acting or failing to act, and shall not be liable for any act taken or not taken in reliance thereon.

5.9           Reliance by Persons Dealing with the Trustee.  In the absence of actual knowledge to the contrary, any person dealing with the Trustee shall be entitled to rely on the authority of the Trustee to act on behalf of the Trust and shall have no obligation to inquire into the existence of such authority.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1           Definitions.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Share Transfer Agreement.

6.2           Descriptive Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.3           Amendment.  This Agreement may not be amended except by an instrument executed by the Trustee and the Company.

6.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of The Republic of Panama without regard to the rules of conflict of laws of any other jurisdiction.

6.5           Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

6.6           Severability; Validity.  If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

6.7           No Waiver by Trustee.  No failure by the Trustee to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof, or of any other right, power or privilege.

6.8           No Bond.  Notwithstanding any state law to the contrary, the Trustee (including any successor Trustee) shall be exempt from giving any bond or other security in any jurisdiction.

6.9           Notices.  Any notice or other communication hereunder shall be in writing and shall be deemed given upon (i) confirmation of receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand, or (iii) the expiration of five (5) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to the Trustee:

BATISTA GUERRA Y ASOCIADOS

Calle 34 y Avenida Cuba

Edificio Victoria, Oficina 506

Panama, Republica de Panama

If to a Beneficiary:

To the name and address set forth in the Register, as amended from time to time in accordance with this Agreement.

If to the Company:

MediaNet Group Technologies, Inc.

5200 Town Center Circle, Suite 601

Boca Raton, FL 33486

Attention: Andreas Kusche

Facsimile No.: (561) 362-7703

6.10        Irrevocability.  The Trust is irrevocable.

6.11        Binding Effect. The terms of this Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed and acknowledged this Agreement, as of the date first above written.

MEDIANET GROUP TECHNOLOGIES, INC.

By:	/s/ Andreas Kusche
Name:	Andreas Kusche
Title:	General Counsel
Address:	5200 Town Center Circle, Suite 601
Boca Raton, FL 33486

BATISTA GUERRA Y ASOCIADOS, solely in their capacity as Trustee of the Trust

By:	/s/ Michael Samaniego
Name:	Michael Samaniego
Title:	Asociado
Address:	Calle 34 y Avenida Cuba, Edificio Victoria, Oficina 506, Panama, Republica de Panama

Local Agent

By:	/s/ Radames Butcher
Name:	Radames Butcher